For Immediate Release:
October 9, 2002

       DICE INC. RECEIVES NASDAQ NOTICE OF LISTING REQUIREMENT DEFICIENCY
                           Company to Request Hearing


New York, NY--October 9, 2002--Dice Inc. (NASDAQ: DICE), the leading provider of online recruiting services for technology professionals, received a NASDAQ Staff Determination on October 8, 2002, indicating that the Company fails to comply with the $3.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(b)(4) and that its common stock is, therefore, subject to delisting from the NASDAQ National Market.

The company will request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company's request for continued listing. Throughout the review process, Dice's common stock will continue to be listed on the NASDAQ National Market.

Third Quarter 2002 Performance
Dice intends to report full results for the third quarter 2002 on October 16, 2002. Dice expects to report revenues for the third quarter of 2002 of approximately $7.8 million and breakeven EBITDA (earnings before interest, taxes, depreciation, amortization and one-time charges). Dice had $9.0 million in cash and cash equivalents as of September 30, 2002.

In the third quarter, Dice recorded a $1.0 million charge for the arbitration award announced in August 2002 relating to the purchase of certain websites by EarthWeb Inc. (now known as Dice Inc.) in 1999 from Mr. Scott Wainner. Dice has not made any payment with respect to this award, and is seeking to recover that amount from Jupitermedia Corporation (formerly known as INT Media and internet.com) under the terms of the Asset Purchase Agreement dated as of December 22, 2000, pursuant to which Jupitermedia acquired these websites from the Company. The probability of recovery is not determinable, and thus the entire amount of the award has been accrued in the third quarter. In addition, a net charge of $2.3 million has been recorded reflecting the cost of the option agreements with three bondholders announced in April 2002, as the options were not exercised prior to their expiration on October 3, 2002. The net charge reflects the gain resulting from the related early extinguishment of debt, net of deferred financing costs, from Dice's repurchase of $1.76 million in convertible subordinated notes for $1.24 million in April 2002.


About Dice Inc.

Dice Inc. (NASDAQ: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed at http://about.dice.com.


This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to anticipated profitability, and anticipated revenues and expenses, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information, except as required by law.


Company Contact Information                                    Media Contact Information
Michael P. Durney                                              Laura Novak
Senior Vice President, Finance and                             Stephanie Sampiere
Chief Financial Officer                                        FD Morgen-Walke
                                                               tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor Relations                Investor Relations Contact Information
                                                               Richard Schineller
Dice Inc.                                                      3rd Millennium
ir@dice.com                                                    rich@3rd-mm.com
tel: 212-725-6550                                              tel: 973-244-7800, ext. 1711
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